Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. ANNOUNCES THIRD QUARTER 2010 RESULTS

AND UPDATES GUIDANCE FOR THE FOURTH QUARTER

New York, New York — November 18, 2010 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 579 retail stores, today announced results for the third quarter ended October 30, 2010 were in-line with previous guidance issued by the Company.

For the third quarter of fiscal year 2010, net sales were $238.2 million, as compared to $227.9 million for the third quarter of fiscal year 2009. Comparable store sales for the third quarter of fiscal year 2010 increased 3.6% compared to an 8.4% decrease in the prior year third quarter. Net income from continuing operations for the third quarter of fiscal year 2010 was $1.9 million, or $0.03 per diluted share, which includes earnings of $0.06 per diluted share related to certain non-operating adjustments.  This compares to a net loss of $0.11 per diluted share in the prior year, which includes a previously disclosed non-operating loss of $0.01 per diluted share related to restructuring charges.

The non-operating adjustments recorded in the third quarter of fiscal year 2010 include a $6.1 million tax benefit resulting primarily from a change in accounting methods for tax purposes, partially offset by $1.2 million of tax expense to record a valuation allowance against deferred tax assets generated during the third quarter, $1.0 million of separation expenses related to recent management changes and $0.1 million of restructuring charges.

On a non-GAAP basis, excluding the non-operating adjustments, the Company’s adjusted net loss from continuing operations for the third quarter of fiscal year 2010 was $1.9 million, or $0.03 per diluted share. This compares to a non-GAAP adjusted net loss from continuing operations for the third quarter last year of $6.0 million, or $0.10 per diluted share, which excludes a non-operating charge discussed above. Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 5 of this press release.

Richard P. Crystal, New York & Company’s Chairman and CEO, stated:  “We are encouraged by our third quarter results which were driven by an improved fall product assortment that resonated well with our core customer.  During the quarter, we were more targeted and efficient with our customer relationship management efforts which allowed us to be more selective in our promotions and drive higher margins.  As we enter the fourth quarter, we are pleased with the initial response to our holiday merchandise as well as our inventory position.”

During the quarter:

•                                  The Company achieved positive comparable store sales growth of 3.6%.

•                                  Gross profit as a percentage of net sales improved by 260 basis points versus the prior year, primarily driven by leverage in buying and occupancy costs resulting from positive comparable store sales.

•                                  Selling, general and administrative expenses as a percentage of net sales declined by 30 basis points versus the prior year.  This includes $1.0 million of separation expenses described above.

•                                  The Company continued the implementation of its new outlet store strategy opening seven additional stores, four of which were converted from existing New York & Company stores, and ending with 23 outlet stores in operation.

•                                  The Company ended the quarter with $22 million of cash-on-hand and less than $10 million of borrowings outstanding on its $90 million revolving credit facility.

•                                  Inventory was down approximately 4% versus the prior year’s levels as the Company continues to manage its inventory conservatively.

For the nine months ended October 30, 2010, net sales were $718.5 million, as compared to $708.6 million for the nine months ended October 31, 2009. Comparable store sales increased 1.5% for the nine months ended October 30, 2010, as compared to a 13.5% decrease in the prior year period. Net loss from continuing operations for the nine months ended October 30, 2010 was $91.5 million, or $1.54 per diluted share. Included in the results for the nine months ended October 30, 2010 was a loss of $0.93 per diluted share related to non-operating adjustments recorded during the second and third quarters. As previously disclosed, the non-cash items recorded during the second quarter included $2.1 million of restructuring charges related to the exiting of an underperforming test accessories concept, a $15.7 million charge related primarily to the impairment of store assets, and $48.5 million of tax-related charges including a $48.0 million valuation allowance against the Company’s deferred tax assets.

On a non-GAAP basis, excluding the non-operating adjustments, the Company’s adjusted net loss from continuing operations for the nine months ended October 30, 2010 was $36.1 million, or $0.61 per diluted share.  This compares to prior year net loss from continuing operations of $16.0 million, or $0.27 per diluted share, which includes a loss of $0.01 per diluted share related to restructuring charges. Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 5 of this press release.

Outlook

Regarding its expectations for the fourth quarter of fiscal year 2010, the Company provided the following:

•                  Comparable store sales for the fourth quarter of fiscal year 2010 are expected to be approximately flat versus the year-ago period.

•                  Gross profit as a percentage of net sales for the fourth quarter of fiscal year 2010 is expected to increase slightly versus the prior year’s levels, with merchandise margins projected to be in-line with the prior year’s level.

•                  Selling, general and administrative expenses for the fourth quarter of fiscal year 2010 are expected to increase slightly as compared to the prior year.

•                  As previously anticipated, the effective tax rate for the fourth quarter of fiscal year 2010 is expected to be 0% as future tax provisions or benefits will be offset by adjustments to the deferred tax valuation allowance.

•                  The Company expects inventory at the end of the fourth quarter of fiscal year 2010 to be approximately flat versus the same period in the prior year.

•                  While the Company expects to utilize its credit facility for certain seasonal working capital needs, it expects to end the year with no borrowings under its credit facility.

•                  Capital expenditures for the fourth quarter of fiscal year 2010 are expected to range between $2.5 million and $3.5 million, as compared to $4.4 million in the same period of the prior year. During the fourth quarter, the Company plans to open one new store and close 20 to 28 stores, ending the year with approximately 552 to 560 stores.

Conference Call Information

A conference call to discuss the results for the third quarter of fiscal year 2010 is scheduled for today, Thursday, November 18, 2010 at 8:00 am Eastern Time. Investors and analysts interested in participating in the call are invited to dial 800-922-9655, referencing conference ID number 23330505, approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available until midnight on November 25, 2010 and can be accessed by dialing 800-642-1687 and entering conference ID number 23330505.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Media: Kellie Baldyga

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns, which have deteriorated significantly and may continue to do so for the foreseeable future; (ii) our ability to successfully maintain our restructuring and cost reduction program; (iii) the current economic conditions which could negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) our ability to open and operate stores successfully; (v) seasonal fluctuations in our business; (vi) our ability to anticipate and respond to fashion trends; (vii) our dependence on mall traffic for our sales; (viii) competition in our market, including promotional and pricing competition; (ix) our ability to retain, recruit and train key personnel; (x) our reliance on third parties to manage some aspects of our business; (xi) our reliance on foreign sources of production; (xii) our ability to protect our trademarks and other intellectual property rights; (xiii) our ability to maintain, and our reliance on, our information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the company by our sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

About New York & Company

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories offering “NY Style” at Great Deals. The Company’s proprietary branded New York & Company ® merchandise is sold exclusively through its national network of New York & Company retail stores and E-commerce store at www.nyandcompany.com. The Company currently operates 579 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company is available at the Company’s website: www.nyandcompany.com.

Exhibit (1)

New York & Company, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended			Nine months ended
(Amounts in thousands, except per share amounts)	October 30, 2010		October 31, 2009	October 30, 2010	October 31, 2009
Net sales	$238,221		$227,949	$718,520	$708,629

Cost of goods sold, buying and occupancy costs	171,767		170,219	573,451 (a)	535,953

Gross profit	66,454		57,730	145,069	172,676

Selling, general and administrative expenses	70,354	(b)	68,198	222,466 (b)	199,566

Restructuring charges	100		458 (c)	1,318 (c)	458 (c)

Operating loss	(4,000)		(10,926)	(78,715)	(27,348)

Interest expense, net of interest income	190		179	540	568

Loss from continuing operations before income taxes	(4,190)		(11,105)	(79,255)	(27,916)

(Benefit) provision for income taxes	(6,044	)(d)	(4,803)	12,223 (d)	(11,897)

Income (loss) from continuing operations	1,854		(6,302)	(91,478)	(16,019)

Income from discontinued operations, net of taxes	—		—	—	3

Net income (loss)	$1,854		$(6,302)	$(91,478)	$(16,016)

Basic income (loss) per share from continuing operations	$0.03		$(0.11)	$(1.54)	$(0.27)
Basic earnings per share from discontinued operations	—		—	—	—
Basic income (loss) per share	$0.03		$(0.11)	$(1.54)	$(0.27)

Diluted income (loss) per share from continuing operations	$0.03		$(0.11)	$(1.54)	$(0.27)
Diluted earnings per share from discontinued operations	—		—	—	—
Diluted income (loss) per share	$0.03		$(0.11)	$(1.54)	$(0.27)

Weighted average shares outstanding:
Basic shares of common stock	59,502		59,161	59,412	59,508
Diluted shares of common stock	60,315		59,161	59,412	59,508

Selected operating data for continuing operations:
(Dollars in thousands, except square foot data)
Comparable store sales increase (decrease)	3.6%	(8.4)%	1.5%	(13.5)%
Net sales per average selling square foot (e)	$75	$69	$225	$215
Net sales per average store (f)	$411	$385	$1,243	$1,199
Average selling square footage per store (g)	5,505	5,568	5,505	5,568

(a)          Includes the write-off of $0.8 million of inventory during the second quarter of fiscal year 2010 in connection with exiting an underperforming test accessories concept.

(b)         During the third quarter of fiscal year 2010, the Company recorded $1.0 million of separation expenses related to recent management changes. During the second quarter of fiscal year 2010, the Company recorded $15.7 million of non-cash charges related to the impairment of New York & Company store assets and the disposal of certain information technology assets.

(c)          During the second quarter of fiscal year 2010, the Company recorded $1.1 million of non-cash charges related to the impairment of store assets and $0.1 million of severance costs incurred in connection with exiting an underperforming test accessories concept.  During the third quarter of fiscal year 2009, the Company recorded $0.5 million of separation expenses related to management changes.

(d)         During the third quarter of fiscal year 2010, the Company recorded a $6.1 million tax benefit related primarily to a change in accounting methods for tax purposes, which will result in a reduction of the depreciable lives of certain assets, and a refund of amounts previously paid with a corresponding adjustment to the Company’s valuation allowance against its deferred tax assets. In addition, the Company recorded non-cash charges of $1.7 million to establish a valuation allowance against deferred tax assets generated during the third quarter of fiscal year 2010. During the second quarter of fiscal year 2010, the Company recorded non-cash charges of $48.5 million, including a $48.0 million valuation allowance against the Company’s deferred tax assets and a $0.5 million reserve for uncertain tax positions.

(e)          Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(f)            Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(g)         Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended		Nine months ended
As a % of net sales	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Net sales	100.0%	100.0%	100.0%	100.0%

Cost of goods sold, buying and occupancy costs	72.1%	74.7%	79.8%	75.6%

Gross profit	27.9%	25.3%	20.2%	24.4%

Selling, general and administrative expenses	29.6%	29.9%	31.0%	28.2%

Restructuring charges	—%	0.2%	0.2%	0.1%

Operating loss	(1.7)%	(4.8)%	(11.0)%	(3.9)%

Interest expense, net of interest income	0.1%	0.1%	0.1%	0.1%

Loss from continuing operations before income taxes	(1.8)%	(4.9)%	(11.1)%	(4.0)%

(Benefit) provision for income taxes	(2.6)%	(2.1)%	1.6%	(1.7)%

Income (loss) from continuing operations	0.8%	(2.8)%	(12.7)%	(2.3)%

Income from discontinued operations, net of taxes	—%	—%	—%	—%

Net income (loss)	0.8%	(2.8)%	(12.7)%	(2.3)%

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	October 30, 2010	January 30, 2010	October 31, 2009
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,461	$87,296	$39,297
Accounts receivable	17,708	9,447	14,194
Income taxes receivable	8,943	3,000	4,947
Inventories, net	112,556	87,059	117,438
Prepaid expenses	20,868	22,608	23,229
Other current assets	1,195	1,417	2,506
Current assets of discontinued operations	108	108	108
Total current assets	183,839	210,935	201,719

Property and equipment, net	151,756	187,079	194,868
Intangible assets	14,879	14,879	14,879
Deferred income taxes	3,647	22,637	21,926
Other assets	741	997	1,086
Total assets	$354,862	$436,527	$434,478
Liabilities and stockholders’ equity
Current liabilities:
Current portion – long-term debt	$6,000	$6,000	$6,000
Short-term borrowings	9,000	—	—
Accounts payable	84,091	72,019	79,989
Accrued expenses	53,860	58,932	51,443
Income taxes payable	2,073	991	—
Deferred income taxes	3,647	4,774	2,774
Current liabilities of discontinued operations	265	265	265
Total current liabilities	158,936	142,981	140,471

Long-term debt, net of current portion	3,000	7,500	9,000
Deferred rent	68,738	72,020	73,203
Other liabilities	5,582	5,862	7,101
Total liabilities	236,256	228,363	229,775

Total stockholders’ equity	118,606	208,164	204,703
Total liabilities and stockholders’ equity	$354,862	$436,527	$434,478

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended
(Amounts in thousands)	October 30, 2010	October 31, 2009

Operating activities
Net loss	$(91,478)	$(16,016)
Less: Income from discontinued operations, net of taxes	—	3
Loss from continuing operations	(91,478)	(16,019)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities of continuing operations:
Depreciation and amortization	31,165	31,383
Loss from impairment charges	16,283	—
Amortization of deferred financing costs	162	162
Share-based compensation expense	1,829	1,387
Deferred income taxes	17,863	(6,275)
Changes in operating assets and liabilities:
Accounts receivable	(8,261)	(2,201)
Income taxes receivable	(5,943)	5,255
Inventories, net	(25,497)	(12,577)
Prepaid expenses	1,740	1,381
Accounts payable	12,072	11,558
Accrued expenses	(5,072)	(9,678)
Income taxes payable	1,082	—
Deferred rent	(3,282)	(2,645)
Other assets and liabilities	(36)	(142)
Net cash (used in) provided by operating activities of continuing operations	(57,373)	1,589

Investing activities
Capital expenditures	(12,989)	(8,903)
Proceeds from the sale of fixed assets	936	—
Net cash used in investing activities of continuing operations	(12,053)	(8,903)

Financing activities
Proceeds from short-term borrowings under revolving credit facility	9,000	—
Repayment of debt	(4,500)	(4,500)
Purchase of treasury stock	—	(3,417)
Proceeds from exercise of stock options	91	74
Excess tax benefit from exercise of stock options	—	179
Net cash provided by (used in) financing activities of continuing operations	4,591	(7,664)

Cash flows from discontinued operations
Operating cash flows	—	(6)
Investing cash flows	—	—
Financing cash flows	—	—
Net cash used in discontinued operations	—	(6)

Net decrease in cash and cash equivalents	(64,835)	(14,984)
Cash and cash equivalents at beginning of period (including cash at discontinued operations of $0 and $1, respectively)	87,296	54,281
Cash and cash equivalents at end of period (represents cash at continuing operations)	$22,461	$39,297

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP loss from continuing operations before income taxes, net loss from continuing operations and loss per diluted share for the three and nine months ended October 30, 2010 and October 31, 2009 are indicated below.  This information reflects, on a non-GAAP adjusted basis, the Company’s operating results after excluding the effects of charges incurred in connection with the Company’s restructuring and cost reduction program in addition to certain non-operating adjustments recorded during the second and third quarters of fiscal year 2010. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses and earnings that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Three months ended October 30, 2010
	Loss from
	continuing
	operations		Net income (loss)	Net earnings (loss) per
	before income	Benefit for income	from continuing	diluted share from
(Amounts in thousands, except per share amounts)	taxes	taxes	operations	continuing operations
GAAP as reported	$(4,190)	$(6,044)	$1,854	$0.03

Adjustments affecting comparability:
Restructuring charges (a)	100	(40)	60	—
Separation expenses (a)	953	(383)	570	0.01
Tax benefit from a change in accounting methods for tax purposes	—	(6,082)	(6,082)	(0.10)
Deferred tax valuation allowance and reserve for uncertain tax positions (b)	—	1,695	1,695	0.03

Non-GAAP as adjusted	$(3,137)	$(1,234)	$(1,903)	$(0.03)

	Three months ended October 31, 2009
	Loss from
	continuing
	operations		Net loss from	Net loss per diluted
	before income	Benefit for income	continuing	share from continuing
(Amounts in thousands, except per share amounts)	taxes	taxes	operations	operations
GAAP as reported	$(11,105)	$(4,803)	$(6,302)	$(0.11)

Adjustments affecting comparability:
Restructuring charges (a)	458	(184)	274	0.01

Non-GAAP as adjusted	$(10,647)	$(4,619)	$(6,028)	$(0.10)

(a)	The tax effect is calculated using a 40.2% effective tax rate.
(b)

Includes a $1.2 million valuation allowance against deferred tax assets generated by the third quarter operating loss and a $0.4 million valuation allowance against deferred tax assets generated by the non-operating, restructuring and separation costs incurred during the third quarter.

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures (Cont’d)

(Unaudited)

	Nine months ended October 30, 2010
	Loss from
	continuing
	operations		Net loss from	Net loss per diluted
	before income	Provision (benefit)	continuing	share from continuing
(Amounts in thousands, except per share amounts)	taxes	for income taxes	operations	operations
GAAP as reported	$(79,255)	$12,223	$(91,478)	$(1.54)

Adjustments affecting comparability:
Restructuring charges (a)	2,163	(870)	1,293	0.02
Separation expenses (a)	953	(383)	570	0.01
New York & Company asset impairments and disposals (a)	15,725	(6,321)	9,404	0.16
Tax benefit from a change in accounting methods for tax purposes	—	(6,082)	(6,082)	(0.10)
Deferred tax valuation allowance and reserve for uncertain tax positions	—	50,189	50,189	0.84

Non-GAAP as adjusted	$(60,414)	$(24,310)	$(36,104)	$(0.61)

	Nine months ended October 31, 2009
	Loss from
	continuing
	operations		Net loss from	Net loss per diluted
	before income	Benefit for income	continuing	share from continuing
(Amounts in thousands, except per share amounts)	taxes	taxes	operations	operations
GAAP as reported	$(27,916)	$(11,897)	$(16,019)	$(0.27)

Adjustments affecting comparability:
Restructuring charges (a)	458	(184)	274	0.01

Non-GAAP as adjusted	$(27,458)	$(11,713)	$(15,745)	$(0.26)

(a) The tax effect is calculated using a 40.2% effective tax rate.